Exhibit 99.1

American Water Names John C. Griffith Executive Vice President and Chief Financial Officer

CAMDEN, N.J., April 27, 2022 – American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, today announced that John C. Griffith has been named Executive Vice President and Chief Financial Officer effective May 16, 2022. Griffith will assume the CFO duties from Susan Hardwick, who has served as the company’s CFO since 2019. Hardwick was named American Water’s President and Chief Executive Officer in February of this year.

“We are thrilled to have John join American Water and our leadership team,” said Susan Hardwick, president and CEO of American Water. “He brings more than 25 years of industry knowledge and expertise and has significant experience in strategy development, financial planning and analysis, capital markets, M&A and people leadership. John also knows our business and people very well, most recently serving as our advisor for the $1.3 billion sale of Homeowner Services. Working with our experienced finance and business development teams, John is the right leader to help deliver our financial plan and growth strategy, including increased acquisition activity and our accelerated capital plan.”

Griffith most recently served as a Managing Director in Bank of America Securities’ Mergers & Acquisitions group, leading the firm’s practice for regulated utilities and renewables. In the role, Griffith served as the lead investment banker on major U.S. and international utility transactions, including transaction origination, structure development, financing solutions, analysis and modeling, as well as team development. He also advised on a large number of public and private renewables transactions globally over the last five years.

Prior to joining Bank of America in 2014, Griffith served as CEO of HighWave Energy, a start-up renewable fuels company. As CEO, Griffith built the senior executive team and led the capital development and deployment strategy, as well as the financial planning structure and process. Griffith also held multiple positions during a fourteen-year career with Merrill Lynch & Co., culminating as Managing Director.

Passionate about mentoring and coaching, Griffith is a Partner with Student Partner Alliance, a non-profit organization focused on mentoring high school students.

Griffith earned a bachelor’s degree in Economics from Davidson College and an MBA in Finance from the Columbia University Graduate School of Business, where he graduated with honors.

About American Water

With a history dating back to 1886, American Water (NYSE:AWK) is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs approximately 6,400 dedicated professionals who provide regulated and regulated-like drinking water and wastewater services to an estimated 14 million people in 24 states. American Water provides safe, clean, affordable and reliable water services to our customers to help keep their lives flowing. For more information, visit amwater.com and follow American Water on Twitter, Facebook and LinkedIn.

AWK-IR
Investor Contact:
Aaron Musgrave
Senior Director, Investor Relations
(856) 955-4029
aaron.musgrave@amwater.com

Media Contact: Ruben Rodriguez
Senior Director, External Communications (856) 955-4180
ruben.e.rodriguez@amwater.com

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